EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Company Contact:	Robert B. McKnight, Jr. Chairman & CEO Steven L. Brink Chief Financial Officer Quiksilver, Inc. (714) 889-2200

	Investor Relations:	James Palczynski/Chad Jacobs Integrated Corporate Relations (203) 222-9013

QUIKSILVER, INC. REPORTS 2005 FIRST QUARTER FINANCIAL RESULTS

— First Quarter 2005 Net Revenues Increase 34% to a Record $343 million —
— First Quarter Fiscal 2005 Earnings Per Share Increases 44% to a Record $0.23 —
— Company Raises Fiscal 2005 Guidance —

HUNTINGTON BEACH, CALIFORNIA, MARCH 10, 2005 - - - Quiksilver, Inc. (NYSE:ZQK) today announced operating results for the first quarter ended January 31, 2005.

     Consolidated net revenues for the first quarter of fiscal 2005 increased 34% to $342.9 million as compared to fiscal 2004 first quarter consolidated revenues of $256.1 million. Consolidated net income for the first quarter of fiscal 2005 increased 55% to $14.2 million as compared to $9.2 million in the first quarter of fiscal 2004. First quarter fully diluted earnings per share was $0.23 versus $0.16 for the first quarter of fiscal 2004.

     Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “I am incredibly proud of our company and our ability to consistently execute at the highest level. Financially, our strong results reflect the global demand for our entire portfolio of brands along with the continued improvements in our operating efficiencies. From a merchandise perspective, the tremendous feedback we received at the recent tradeshows speaks to the creativity of our team and our ongoing commitment to bringing the best product to market. Strategically, we are effectively integrating our businesses around the world and creating a superior platform for growth.”

     Net revenues in the Americas increased 29% during the first quarter of fiscal 2005 to $159.3 million as compared to fiscal 2004 first quarter revenues of $123.2 million. As measured in U.S. dollars and reported in the financial statements, European net revenues increased 25% during the first quarter of fiscal 2005 to $132.6 million as compared to fiscal 2004 first quarter

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2005 First Quarter Results
March 10, 2005 – Page 2

European net revenues of $106.2 million. As measured in euros, European net revenues increased 16% for those same periods. Asia/Pacific net revenues increased 92% to $50.5 million in the first quarter of fiscal 2005 compared to $26.3 million in the first quarter of fiscal 2004.

     Consolidated inventories increased 32% to $236.8 million at January 31, 2005 from $179.3 million at January 31, 2004. Inventories grew 29% in constant dollars. Consolidated trade accounts receivable increased 26% to $252.1 million at January 31, 2005 from $200.6 million at January 31, 2004. Trade account receivable growth was modest compared to the increase in revenues as average days sales outstanding decreased about four days.

     Bernard Mariette, President of Quiksilver, Inc., commented, “We are very happy to post strong results for another quarter. The clarity in our mission and the consistency in our execution continue to guide our investments in people and businesses. We are confident that the strength of our brands, our leadership status and our well-defined growth strategy will allow us to continue to deliver excellent financial performance into the future.”

     The Company also raised its net revenues and earnings per share guidance for fiscal 2005. The Company now expects fiscal 2005 net revenues to range from $1.48 billion to $1.50 billion and earnings per share to range from $1.62 to $1.65.

     Mr. McKnight concluded, “We are extremely pleased with the vibrancy of our brands and the pace of our businesses. We begin the new fiscal year with solid momentum and a heightened level of enthusiasm about our future prospects. Quiksilver has evolved into the premier lifestyle company for the youth culture around the globe and we are committed to further building on our powerful position in the market.”

2005 First Quarter Results
March 10, 2005 – Page 3

About Quiksilver:

     Quiksilver designs, produces and distributes clothing, accessories and related products for young-minded people and develops brands that represent a casual lifestyle–driven from a boardriding heritage. Quiksilver’s authenticity is evident in its innovative products, events and retail environments across the globe.

     Quiksilver’s primary focus is apparel, footwear and related accessories for young men and young women under the Quiksilver, Roxy, DC Shoes, Raisins, Radio Fiji and Island Soul labels. Quiksilver also manufactures apparel, footwear and related accessories for boys (Quiksilver Boys and Hawk Clothing), girls (Roxy Girl, Teenie Wahine and Raisins Girls), men (Quiksilveredition and Fidra) and women (Leilani swimwear), as well as snowboards, snowboard boots and bindings under the Lib Technologies, Gnu, DC Shoes, Roxy and Bent Metal labels. Quiksilver’s products are sold throughout the world, primarily in surf shops, skate shops and other specialty stores that provide an authentic retail experience for our customers.

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Safe Harbor Language

This Press Release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward Looking Statements” in Quiksilver’s Annual Report on Form 10-K.

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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at http://www.quiksilver.com,
http://www.roxy.com, http://www.dcshoecousa.com, http://www.fidragolf.com, http://www.quiksilveredition.com and
http://www.hawkclothing.com

2005 First Quarter Results
March 10, 2005 – Page 4

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended January 31,
In thousands, except per share amounts	2005	2004
Revenues, net	$342,860	$256,142
Cost of goods sold	189,954	142,473

Gross profit	152,906	113,669
Selling, general and administrative expense	129,483	94,735

Operating income	23,423	18,934
Interest expense	1,789	1,589
Foreign currency loss	463	3,267
Other expense	206	282

Income before provision for income taxes	20,965	13,796
Provision for income taxes	6,751	4,622

Net income	$14,214	$9,174

Net income per share	$0.24	$0.16

Net income per share, assuming dilution	$0.23	$0.16

Weighted average common shares outstanding	58,796	55,622

Weighted average common shares outstanding, assuming dilution	61,577	57,927

2005 First Quarter Results
March 10, 2005 – Page 5

CONSOLIDATED BALANCE SHEETS (Unaudited)

	January 31, 2005	October 31, 2004
In thousands
ASSETS
Current assets:
Cash and cash equivalents	$82,579	$55,197
Trade accounts receivable, less allowance for doubtful accounts of $11,947 (2005) and $11,367 (2004)	252,097	281,263
Other receivables	16,760	16,165
Inventories	236,819	179,605
Deferred income taxes	25,537	22,299
Prepaid expenses and other current assets	18,888	12,267

Total current assets	632,680	566,796
Fixed assets, net	126,813	122,787
Intangibles, net	122,988	121,116
Goodwill	172,461	169,785
Deferred income taxes	3,672	—
Other assets	14,237	10,506

Total assets	$1,072,851	$990,990

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Lines of credit	$25,052	$10,801
Accounts payable	139,782	105,054
Accrued liabilities	63,110	79,095
Current portion of long-term debt	9,982	10,304
Income taxes payable	16,248	18,442

Total current liabilities	254,174	223,696
Long-term debt	179,915	163,209
Deferred income taxes	21,776	15,841

Total liabilities	455,865	402,746
Stockholders’ equity:
Preferred stock	—	—
Common stock	604	602
Additional paid-in capital	204,740	200,719
Treasury stock	(6,778)	(6,778)
Retained earnings	373,137	358,923
Accumulated other comprehensive gain	45,283	34,778

Total stockholders’ equity	616,986	588,244

Total liabilities & stockholders’ equity	$1,072,851	$990,990

2005 First Quarter Results
March 10, 2005 – Page 6

     Information related to geographic segments is as follows:

	Three Months Ended January 31,
In thousands	2005	2004
Revenues, net:
Americas	$159,274	$123,199
Europe	132,590	106,183
Asia/Pacific	50,450	26,281
Corporate operations	546	479

	$342,860	$256,142

Gross Profit:
Americas	$62,424	$49,834
Europe	65,628	51,285
Asia/Pacific	24,282	12,485
Corporate operations	572	65

	$152,906	$113,669

SG&A Expense:
Americas	$53,733	$39,665
Europe	50,651	38,399
Asia/Pacific	16,927	11,268
Corporate operations	8,172	5,403

	$129,483	$94,735

Operating Income:
Americas	$8,691	$10,169
Europe	14,977	12,886
Asia/Pacific	7,355	1,217
Corporate operations	(7,600)	(5,338)

	$23,423	$18,934